                                                                    EXHIBIT 23.3

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Hartman Commercial Properties REIT on Form S-11 of our report dated March 28, 2003, on the audit of the consolidated financial statements of Hartman Commercial Properties REIT for the years ended December 31, 2002, 2001 and 2000 and our report dated March 28, 2003 on the Statement of Revenue and Certain Expenses for 2002 Acquisition Properties for the years ended December 31, 2001 and 2000 included herein and to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
December 31, 2003